Exhibit 10.9

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into by and between William L. Harvey (“Executive”) and Interval Leisure Group, Inc., a Delaware corporation (the “Company”), as of the 25th day of August, 2008.

WHEREAS, IAC/InterActiveCorp. has caused the Company to become a separate public entity (the “Spin-Off”);

WHEREAS, the Company desires to establish its right to the services of Executive for a period beginning on his date of hire, June 30, 2008 (the “Effective Date”), in the capacity described below, on the terms and conditions hereinafter set forth, and Executive is willing to accept such employment on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, Executive and the Company have agreed and do hereby agree as follows:

1A.          EMPLOYMENT.  During the Term (as defined below), the Company shall employ Executive, and Executive shall be employed, as Chief Financial Officer of the Company.  During Executive’s employment with the Company, Executive shall do and perform all services and acts necessary or advisable to fulfill the duties and responsibilities as are commensurate and consistent with Executive’s position and shall render such services on the terms set forth herein.  During Executive’s employment with the Company, Executive shall report directly to the Chief Executive Officer of the Company (the “CEO”).  Executive shall have such powers and duties with respect to the Company as may reasonably be assigned to Executive by the CEO, to the extent consistent with Executive’s position.  Executive agrees to devote all of Executive’s working time, attention and efforts to the Company and to perform the duties of Executive’s position in accordance with the Company’s policies as in effect from time to time.  Executive may (i) serve as a director or member of a committee or organization involving no actual or potential conflict of interest with the Company and its subsidiaries and affiliates; (ii) deliver lectures and fulfill speaking engagements; (iii) engage in charitable and community activities; and (iv) invest his personal assets in such form or manner that will not violate this Agreement or require services on the part of Executive in the operation or affairs of the companies in which those investments are made; provided the activities described in clauses (i), (ii), (iii) or (iv) do not materially affect or interfere with the performance of Executive’s duties and obligations to the Company or conflict with such policies as may be adopted from time to time by the Board of Directors of the Company (the “Board”).  Executive’s principal place of employment shall be the Company’s offices located in Miami, Florida.

2A.          TERM.  The term of this Agreement shall begin on the Effective Date and shall end on the fourth anniversary of the Effective Date (such period, the “Initial Term”); provided, that on the fourth anniversary of the Effective Date and on each anniversary thereafter, the Initial Term shall automatically be extended for additional one-year periods (the Initial Term as so extended, the “Term”) unless either party provides the other party with a notice of termination at least thirty (30) days before any such anniversary (the anniversary date on which the Term terminates shall be referred to herein as the “Scheduled Termination Date”).  Notwithstanding the foregoing, the Executive’s employment hereunder may be terminated during the Term prior to the Scheduled Termination Date.

Notwithstanding the termination of the Term, certain terms and conditions herein may specify a greater period of effectiveness.  If Executive’s employment with IAC is terminated prior to the date of the Spin-Off, this Agreement shall terminate automatically and be null and void.

3A.          COMPENSATION.

(a)           BASE SALARY.  During the period that Executive is employed with the Company hereunder, the Company shall pay Executive an annual base salary of $325,000 (the “Base Salary”), payable in equal biweekly installments (or, if different, in accordance with the Company’s payroll practice as in effect from time to time).  During the Term, the Base Salary will be reviewed annually and is subject to adjustment at the discretion of the Board, but in no event shall the Company pay Executive a Base Salary less than that set forth above during the period that Executive is employed with the Company.  For all purposes under this Agreement, the term “Base Salary” shall refer to the Base Salary as in effect from time to time.

(b)           BONUS.  During the period that Executive is employed with the Company hereunder, Executive shall be eligible to receive discretionary annual bonuses, with a target annual bonus of 75% of Base Salary; provided, that with respect to the Company’s 2008 fiscal year, Executive will be eligible to receive an annual bonus on a pro-rated basis equal to the product of (x) the annual Bonus which otherwise would have been earned by Executive for the Company’s 2008 fiscal year absent pro-ration, times (y) a fraction, the numerator of which is the number of days in the Company’s 2008 fiscal year that Executive was employed by the Company and its affiliates, and the denominator of which is 365.  Any such annual bonus shall be paid not later than March 15 of the calendar year immediately following the calendar year with respect to which such annual bonus relates (unless Executive has elected to defer receipt of such bonus pursuant to an arrangement that meets the requirements of Section 409A (as defined below)).

(c)           GRANT OF RESTRICTED STOCK UNITS.

(i)            As promptly as practicable, Executive shall be granted, under and subject to the provisions of the Company Incentive Plan an award of a number of Company RSUs determined by dividing $750,000 by the value of a share of Company Common Stock utilized to convert IAC restricted stock units into Company RSUs in the Spin-Off, rounded to the nearest whole number of Company RSUs (the “Initial Equity Awards”).  Contingent upon satisfaction of one or more of the performance conditions attached as Exhibit A hereto, which performance conditions have been agreed upon by the Executive and the Company and approved by the Compensation and Human Resources Committee of the Board of Directors of IAC, the Annual Vesting Award shall vest and no longer be subject to any restriction (in each case subject to the Executive’s continued employment with the Company through the applicable vesting date):

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Vesting Date	Percentage of Total Award Vesting

On the first anniversary of the Effective Date	25%

On the second anniversary of the Effective Date	25%

On the third anniversary of the Effective Date	25%

On the fourth anniversary of the Effective Date	25%

(ii)           Other terms for the Annual Vesting Award will be set forth in one or more Award Notices and related Terms and Conditions consistent with the terms of this Agreement and otherwise in form and substance consistent with Award Notices and Terms and Conditions historically used by IAC for equity awards to its senior executives.

(d)           BENEFITS.  From the Effective Date through the date of termination of Executive’s employment with the Company for any reason, Executive shall be entitled to participate in any welfare, health and life insurance and pension benefit and incentive, perquisite and fringe benefit programs as may be adopted from time to time by the Company on the same basis as that provided to similarly situated employees of the Company.  Without limiting the generality of the foregoing, Executive shall be entitled to the following benefits:

(i)            Reimbursement for Business Expenses.  During the period that Executive is employed with the Company hereunder, the Company shall reimburse Executive for all reasonable, necessary and documented expenses incurred by Executive in performing Executive’s duties for the Company, on the same basis as similarly situated employees and in accordance with the Company’s policies as in effect from time to time.

(ii)           Vacation.  During the period that Executive is employed with the Company hereunder, Executive shall be entitled to paid vacation each year, in accordance with the plans, policies, programs and practices of the Company applicable to similarly situated employees of the Company generally.

4A.          NOTICES.  All notices and other communications under this Agreement shall be in writing and shall be given by first-class mail, certified or registered with return receipt requested, or by hand delivery, or by overnight delivery by a nationally recognized carrier, in each case to the applicable address set forth below, and any such notice is deemed effectively given when received by the recipient (or if receipt is refused by the recipient, when so refused):

If to the Company:	Interval Leisure Group, Inc.
6262 Sunset Drive
Miami, Florida 33143
Attention: General Counsel

If to Executive:	William L. Harvey
At the last address indicated in the Company’s records.

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Either party may change such party’s address for notices by notice duly given pursuant hereto.

5A.          GOVERNING LAW; JURISDICTION.  This Agreement and the legal relations thus created between the parties hereto (including, without limitation, any dispute arising out of or related to this Agreement) shall be governed by and construed under and in accordance with the internal laws of the State of Florida without reference to its principles of conflicts of laws.  Any dispute between the parties hereto arising out of or related to this Agreement will be heard and determined before an appropriate federal court located in the State of Florida in Miami-Dade County, or, if not maintainable therein, then in an appropriate Florida state court located in Miami-Dade County, and each party hereto submits itself and its property to the non-exclusive jurisdiction of the foregoing courts with respect to such disputes.

Each party hereto (i) agrees that service of process may be made by mailing a copy of any relevant document to the address of the party set forth above, (ii) waives to the fullest extent permitted by law any objection which it may now or hereafter have to the courts referred to above on the grounds of inconvenient forum or otherwise as regards any dispute between the parties hereto arising out of or related to this Agreement, (iii) waives to the fullest extent permitted by law any objection which it may now or hereafter have to the laying of venue in the courts referred to above as regards any dispute between the parties hereto arising out of or related to this Agreement and (iv) agrees that a judgment or order of any court referred to above in connection with any dispute between the parties hereto arising out of or related to this Agreement is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

6A.          COUNTERPARTS.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

7A.          STANDARD TERMS AND CONDITIONS.  Executive expressly understands and acknowledges that the Standard Terms and Conditions attached hereto are incorporated herein by reference, deemed a part of this Agreement and are binding and enforceable provisions of this Agreement.  References to “this Agreement” or the use of the term “hereof” shall refer to this Agreement and the Standard Terms and Conditions attached hereto, taken as a whole.

8A.          SECTION 409A OF THE INTERNAL REVENUE CODE.   This Agreement is intended to comply with the requirements of Section 409A of the of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations issued thereunder (“Section 409A”)  or an exemption and shall in all respects be administered in accordance with Section 409A.    Notwithstanding anything in the Agreement to the contrary, distributions upon termination of employment may only be made upon a “separation from service” as determined under Section 409A.  Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A.  In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement.  All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A.   In the event the parties determine that the terms of this Agreement do not comply with Section 409A, they will negotiate reasonably and in good faith to amend the terms of this

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Agreement such that it complies (in a manner that attempts to minimize the economic impact of such amendment on Executive and the Company) within the time period permitted by the applicable Treasury Regulations.  In no event shall the Company be required to pay Executive any “gross-up” or other payment with respect to any taxes or penalties imposed under Section 409A with respect to any benefit paid to Executive hereunder.

9A.          Notwithstanding anything to the contrary herein, this Agreement shall become effective upon, and subject to the occurrence of, the Effective Date.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and delivered by its duly authorized officer and Executive has executed and delivered this Agreement on August  25, 2008.

INTERVAL LEISURE GROUP, INC.

/s/ Craig M. Nash
By: Craig M. Nash
Title: President and Chief Executive Officer

/s/ William L. Harvey
WILLIAM L. HARVEY

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STANDARD TERMS AND CONDITIONS

1.                                       TERMINATION OF EXECUTIVE’S EMPLOYMENT.

(a)           DEATH.  In the event Executive’s employment hereunder is terminated by reason of Executive’s death, the Company shall pay Executive’s designated beneficiary or beneficiaries, within thirty (30) days of Executive’s death in a lump sum in cash, (i) Executive’s Base Salary through the end of the month in which death occurs and (ii) any other Accrued Obligations (as defined in paragraph 1(f) below).

(b)           DISABILITY.  If, as a result of Executive’s incapacity due to physical or mental illness (“Disability”), Executive shall have been absent from the full-time performance of Executive’s duties with the Company for a period of four (4) consecutive months and, within thirty (30) days after written notice is provided to Executive by the Company (in accordance with Section 4A hereof), Executive shall not have returned to the full-time performance of Executive’s duties, Executive’s employment under this Agreement may be terminated by the Company for Disability.  During any period prior to such termination during which Executive is absent from the full-time performance of Executive’s duties with the Company due to Disability, the Company shall continue to pay Executive’s Base Salary at the rate in effect at the commencement of such period of Disability, offset by any amounts payable to Executive under any disability insurance plan or policy provided by the Company.  Upon termination of Executive’s employment due to Disability, the Company shall pay Executive within thirty (30) days of such termination (i) Executive’s Base Salary through the end of the month in which termination occurs in a lump sum in cash, offset by any amounts payable to Executive under any disability insurance plan or policy provided by the Company; and (ii) any other Accrued Obligations (as defined in paragraph 1(f) below).

(c)           TERMINATION FOR CAUSE OR WITHOUT GOOD REASON.  Upon the termination of Executive’s employment by the Company for Cause (as defined below), or by Executive without Good Reason, the Company shall have no further obligation hereunder, except for the payment of any Accrued Obligations (as defined in paragraph 1(f) below).  As used herein, “Cause” shall mean:  (i) the plea of guilty or nolo contendere to, or conviction for, the commission of a felony offense by Executive; provided, however, that after indictment, the Company may suspend Executive from the rendition of services, but without limiting or modifying in any other way the Company’s obligations under this Agreement; provided, further, that Executive’s employment shall be immediately reinstated if the indictment is dismissed or otherwise dropped and there are not otherwise grounds to terminate Executive’s employment for Cause; (ii) a material breach by Executive of a fiduciary duty owed to the Company; provided that the CEO determines, in the CEO’s good faith discretion, that such material breach undermines the CEO’s confidence in Executive’s fitness to continue in his position, as evidenced in writing from the CEO; (iii) a material breach by Executive of any of the covenants made by Executive in Section 3 hereof; provided, however, that in the event such material breach is curable, Executive shall have failed to remedy such material breach within ten (10) days of Executive having received a written demand for cure by the CEO, which demand specifically identifies the manner in which the Company believes that Executive has materially breached any of the covenants made by Executive in Section 3 hereof; (iv) the willful or gross neglect by Executive of the material duties required by this Agreement following receipt of written notice from the CEO which specifically identifies the nature of such willful or gross neglect and a reasonable opportunity to cure; or (v) a knowing and material violation by Executive of any Company policy pertaining to ethics, wrongdoing or conflicts of interest.

(d)           TERMINATION BY THE COMPANY OTHER THAN FOR DEATH, DISABILITY OR CAUSE OR RESIGNATION BY EXECUTIVE FOR GOOD REASON.  If Executive’s employment hereunder is terminated prior to the expiration of the Term by the Company for any reason other than Executive’s death or Disability or for Cause, or if Executive terminates his employment hereunder prior to the expiration of the Term for Good Reason (any such termination, a “Qualifying Termination”), then:

(i)            the Company shall continue to pay to Executive the Base Salary for six months from the date of such termination, or, if the Qualifying Termination occurs after the first anniversary of the Effective Date, twelve months from the date of such termination (such period, the “Severance Period”), payable in equal biweekly installments (or, if different, in accordance with the Company’s payroll practice as in effect from time to time) (the “Cash Severance Payments”);

(ii)           the Company shall pay Executive within thirty (30) days of the date of such termination in a lump sum in cash any Accrued Obligations (as defined in paragraph 1(f) below); and

(iii)          any portion of the Initial Equity Awards that is outstanding and unvested at the time of such termination but that would, but for a termination of employment, have vested during the Severance Period shall vest as of the date of such termination of employment;; provided, however, that any Company RSUs that would vest under this provision but for the fact that outstanding performance conditions have not been satisfied shall vest only if, and at such point as, such performance conditions are satisfied.

Notwithstanding the preceding provisions of this Section 1(d), in the event that Executive is a “specified employee” (within the meaning of Section 409A) on the date of termination of Executive’s employment with the Company and the Cash Severance Payments to be paid within the first six months following such date (the “Initial Payment Period”) exceed the amount referenced in Treas. Regs. Section 1.409A-1(b)(9)(iii)(A) (the “Limit”), then (i) any portion of the Cash Severance Payments that is payable during the Initial Payment Period that does not exceed the Limit shall be paid at the times set forth in Section 1(d)(i), (ii) any portion of the Cash Severance Payments that exceeds the Limit (and would have been payable during the Initial Payment Period but for the Limit) shall be paid, with Interest, on the first business day of the first calendar month that begins after the six-month anniversary of Executive’s “separation from service” (within the meaning of Section 409A) and (iii) any portion of the Cash Severance Payments that is payable after the Initial Payment Period shall be paid at the times set forth in Section 1(d)(i).  For purposes of this paragraph, Interest shall mean interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code, from the date on which payment would otherwise have been made but for any required delay through the date of payment.

The payment to Executive of the severance benefits described in this Section 1(d) (including any accelerated vesting) shall be subject to Executive’s execution and non-revocation of a general release of the Company and its affiliates, in a form substantially similar to that used for similarly situated executives of the Company and its affiliates within 60 days of the date of termination of Executive’s employment, and Executive’s compliance with the restrictive covenants set forth in Section 3 hereof (other than any non-compliance that is immaterial, does not result in harm to the Company or its affiliates, and, if curable, is cured by Executive promptly after receipt of notice thereof given by the Company).  Executive acknowledges and agrees that the severance benefits described in this Section 1(d) constitute good and valuable consideration for such release.

For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following without Executive’s prior written consent: (A) a material change in the geographic location at which Executive must perform his services; (B) the Company materially diminishes Executive’s duties and responsibilities or reporting relationships as set forth in Section 1A; or (C) the Company breaches any material term or condition of this Agreement; provided that in no event shall Executive’s resignation be for “Good Reason” unless (x) an event or circumstance set forth in clauses (A), (B) or (C) shall have occurred and Executive provides the Company with written notice thereof within thirty (30) days after Executive has knowledge of the occurrence or existence of such event or circumstance, which notice specifically identifies the event or circumstance that Executive believes constitutes Good Reason, (y) the Company fails to correct the circumstance or event so identified within thirty (30) days after the receipt of such notice, and (z) Executive resigns within ninety (90) days after the date of delivery of the notice referred to in clause (x) above.

(e)           NO MITIGATION; OFFSET.  In the event of termination of Executive’s employment pursuant to Section 1(d), Executive shall not be obligated to seek other employment or take any actions to mitigate the payments or continuation of benefits required under Section 1(d) hereof.  If Executive obtains other employment (whether or not comparable and whether or not in the same geographic location) during the period of time in which the Company is required to make Cash Severance Payments to Executive pursuant to Section 1(d) above, the amount of any such remaining payments or benefits to be provided to Executive shall be reduced by the amount of compensation and benefits earned by Executive from such other employment through the end of such period.  For purposes of this Section 1(e), Executive shall have an obligation to inform the Company regarding Executive’s employment status following termination and during the period of time in which the Company is making Cash Severance Payments to Executive as provided under Section 1(d) above.

(f)            ACCRUED OBLIGATIONS.  As used in this Agreement, “Accrued Obligations” shall mean the sum of (i) any portion of Executive’s accrued but unpaid Base Salary through the date of death or termination of employment for any reason, as the case may be; (ii) any compensation previously earned but deferred by Executive (together with any interest or earnings thereon) that has not yet been paid, is not considered “deferred compensation” subject to Section 409A and has not otherwise been deferred to a later date pursuant to any deferred compensation arrangement of the Company to which Executive is a party, if any (in which case, any such deferred compensation shall be paid in accordance with the terms of such deferred compensation arrangement and shall not be deemed “Accrued Obligations” pursuant to this Agreement); (iii) other than in the event of Executive’s resignation without Good Reason or termination by the Company for Cause (except as required by applicable law), any portion of Executive’s accrued but unpaid vacation pay through the date of death or termination of employment; (iv) any reimbursements that Executive is entitled to receive under Section 3A(d)(i) of the Agreement; and (v) any vested benefits or amounts that Executive is otherwise entitled to receive under any plan, policy, practice or program of or any other contract or agreement with the Company in accordance with the terms thereof (other than any such plan, policy, practice or program of the Company that provides benefits in the nature of severance or continuation pay).

2.                                       TREATMENT OF EXECUTIVE’S INITIAL EQUITY AWARDS IN THE EVENT OF A CHANGE OF CONTROL OF THE COMPANY.  In the event that, during the Term, there is consummated a Change of Control (as defined in the Company Incentive Plan), any portion of the Initial Equity Awards that is outstanding and unvested at the time of such Change of Control which would have vested during the twenty-four (24) month period following such Change of Control shall vest as of the date of such Change of Control and the Initial Equity Awards shall otherwise continue to vest in accordance with their terms.  In the event any portion of the Initial Equity Awards remains unvested following such Change of Control after application of the foregoing sentence, the agreements effectuating the Change of Control shall provide for the assumption or substitution of the unvested Initial Equity Awards by the successor entity (unless the successor entity is the Company, in which case the unvested Initial Equity Awards shall remain outstanding in accordance with their terms).  In no event shall any unvested portion of the Initial Equity Awards be cancelled or forfeited without value in connection with a Change of Control.

3.                                       CONFIDENTIAL INFORMATION; NON-COMPETITION; NON-SOLICITATION; AND PROPRIETARY RIGHTS.

(a)           CONFIDENTIALITY.  Executive acknowledges that, while employed by the Company, Executive will occupy a position of trust and confidence.  The Company, its subsidiaries and/or affiliates shall provide Executive with “Confidential Information” as referred to below.  Executive shall not, except as may be required to perform Executive’s duties hereunder or as required by applicable law, without limitation in time, communicate, divulge, disseminate, disclose to others or otherwise use, whether directly or indirectly, any Confidential Information regarding the Company and/or any of its subsidiaries and/or affiliates.

“Confidential Information” shall mean information about the Company or any of its subsidiaries or affiliates, and their respective businesses, employees, consultants, contractors, clients and customers that is not disclosed by the Company or any of its subsidiaries or affiliates for financial reporting purposes or otherwise generally made available to, or in the possession of, the public (other than by Executive’s breach of the terms hereof) and that was learned or developed by Executive in the course of employment by the Company or any of its subsidiaries or affiliates, including (without limitation) any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information.

Notwithstanding the foregoing provisions, if Executive is required to disclose any such confidential or proprietary information pursuant to applicable law or a subpoena or court order, Executive shall promptly notify the Company in writing of any such requirement so that the Company may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions hereof.  Executive shall reasonably cooperate with the Company to obtain such a protective order or other remedy.  If such order or other remedy is not obtained prior to the time Executive is required to make the disclosure, or the Company waives compliance with the provisions hereof, Executive shall be permitted to disclose only that portion of the confidential or proprietary information which he is advised by counsel that he is legally required to so disclose.  Executive acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company and its subsidiaries or affiliates, and that such information gives the Company and its subsidiaries or affiliates a competitive advantage.  Executive agrees to deliver or return to the Company, at the Company’s request at any time or upon termination or expiration of Executive’s employment or as soon thereafter as possible, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by the Company and its subsidiaries or affiliates or prepared by Executive in the course of Executive’s employment by the Company and its subsidiaries or affiliates.  As used in this Agreement, “subsidiaries” and “affiliates” shall mean any company controlled by, controlling or under common control with the Company.

(b)           NON-COMPETITION.  In consideration of this Agreement, and other good and valuable consideration provided hereunder, the receipt and sufficiency of which are hereby acknowledged by Executive, Executive hereby agrees and covenants that, during Executive’s employment hereunder and for a period of twenty-four (24) months thereafter (the “Restricted Period”), Executive shall not, without the prior written consent of the Company, directly or indirectly, engage in or become associated with a Competitive Activity.

For purposes of this Section 3(b), (i) a “Competitive Activity” means, any business or other endeavor involving Similar Products if such business or endeavor is in a country (including the United States) in which the Company (or any of its businesses) (x) at the time of Executive’s termination provides or planned to provide such Similar Products or (y) during Executive’s employment provided, such Similar Products; (ii) “Similar Products” means any products or services that are the same or substantially similar to any of the types of products or services that the Company and/or any other business for which Executive may, during the Term, have direct or indirect responsibility hereunder provides or planned to provide during Executive’s employment hereunder; and (iii) Executive shall be considered to have become “associated with a Competitive Activity” if Executive becomes directly or indirectly involved as an owner, principal, employee, officer, director, independent contractor, representative, stockholder, financial backer, agent, partner, member, advisor, lender, consultant or in any other individual or representative capacity with any individual, partnership, corporation or other organization that is engaged in a Competitive Activity.

Notwithstanding the foregoing, Executive may make and retain investments during the Restricted Period, for investment purposes only, in less than one percent (1%) of the outstanding capital stock of any publicly-traded corporation engaged in a Competitive Activity if the stock of such corporation is either listed on a national stock exchange or on the NASDAQ National

Market System if Executive is not otherwise affiliated with such corporation.  Executive acknowledges that Executive’s covenants under this Section 3(b) are a material inducement to the Company’s entering into this Agreement.

(c)           NON-SOLICITATION OF EMPLOYEES.  Executive recognizes that he will possess Confidential Information about other employees, consultants and contractors of the Company and its subsidiaries or affiliates relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with suppliers to and customers of the Company and its subsidiaries or affiliates.  Executive recognizes that the information he will possess about these other employees, consultants and contractors is not generally known, is of substantial value to the Company and its subsidiaries or affiliates in developing their respective businesses and in securing and retaining customers, and will be acquired by Executive because of Executive’s business position with the Company.  Executive agrees that, during the Restricted Period, Executive will not, directly or indirectly, solicit or recruit any employee of (i) the Company and/or (ii) its subsidiaries and/or affiliates with whom Executive has had direct contact during his employment hereunder, in all cases, for the purpose of being employed by Executive or by any business, individual, partnership, firm, corporation or other entity on whose behalf Executive is acting as an agent, representative or employee and that Executive will not convey any such Confidential Information or trade secrets about employees of the Company or any of its subsidiaries or affiliates to any other person except within the scope of Executive’s duties hereunder.  Notwithstanding the foregoing, Executive is not precluded from soliciting any individual who (i) responds to any public advertisement or general solicitation or (ii) has been terminated by the Company prior to the solicitation.

(d)           NON-SOLICITATION OF CUSTOMERS.  During the Restricted Period, Executive shall not solicit any customers of (i) the Company and/or (ii) any of its subsidiaries or affiliates with whom Executive has direct contact during his employment hereunder or encourage (regardless of who initiates the contact) any such customers to use the facilities or services of any competitor of (i) the Company and/or (ii) any of its subsidiaries or affiliates with whom Executive has direct contact during his employment hereunder.

(e)           NON-SOLICITATION OF BUSINESS PARTNERS.  During the Restricted Period, Executive shall not, without the prior written consent of the Company, persuade or encourage any business partners or business affiliates of (i) the Company and/or (ii) any of its subsidiaries and/or affiliates with whom Executive has direct contact during his employment hereunder, in each case, to cease doing business with the Company and/or any of its subsidiaries and/or affiliates or to engage in any business competitive with the Company and/or its subsidiaries and/or affiliates.

(f)            NONDISPARAGEMENT.  Executive hereby agrees and covenants that, during Executive’s employment hereunder and for a period of thirty-six (36) months thereafter, Executive shall not make any statement or perform any act intended to advance the interest of any competitor of the Company and/or any of its subsidiaries and/or affiliates in any way that will injure the interests of the foregoing entities.

(g)           PROPRIETARY RIGHTS; ASSIGNMENT.  All Employee Developments

(defined below) shall be considered works made for hire by Executive for the Company or, as applicable, its subsidiaries or affiliates, and Executive agrees that all rights of any kind in any Employee Developments belong exclusively to the Company.  In order to permit the Company to exploit such Employee Developments, Executive shall promptly and fully report all such Employee Developments to the Company.  Except in furtherance of his obligations as an employee of the Company, Executive shall not use or reproduce any portion of any record associated with any Employee Development without prior written consent of the Company or, as applicable, its subsidiaries or affiliates.  Executive agrees that in the event actions of Executive are required to ensure that such rights belong to the Company under applicable laws, Executive will cooperate and take whatever such actions are reasonably requested by the Company, whether during or after the Term, and without the need for separate or additional compensation.  “Employee Developments” means any idea, know-how, discovery, invention, design, method, technique, improvement, enhancement, development, computer program, machine, algorithm or other work of authorship, in each case, (i) that (A) concerns or relates to the actual or anticipated business, research or development activities, or operations of the Company or any of its subsidiaries or affiliates, or (B) results from or is suggested by any undertaking assigned to Executive or work performed by Executive for or on behalf of the Company or any of its subsidiaries or affiliates, whether created alone or with others, during or after working hours, or (C) uses, incorporates or is based on Company equipment, supplies, facilities, trade secrets or inventions of any form or type, and (ii) that is developed, conceived or reduced to practice during the period that Executive is employed with the Company.  All Confidential Information and all Employee Developments are and shall remain the sole property of the Company or any of its subsidiaries or affiliates.  Executive shall acquire no proprietary interest in any Confidential Information or Employee Developments developed or acquired during the Term.  To the extent Executive may, by operation of law or otherwise, acquire any right, title or interest in or to any Confidential Information or Employee Development, Executive hereby assigns and covenants to assign to the Company all such proprietary rights without the need for a separate writing or additional compensation.  Executive shall, both during and after the Term, upon the Company’s request, promptly execute, acknowledge, and deliver to the Company all such assignments, confirmations of assignment, certificates, and instruments, and shall promptly perform such other acts, as the Company may from time to time in its discretion deem necessary or desirable to evidence, establish, maintain, perfect, enforce or defend the Company’s rights in Confidential Information and Employee Developments.

(h)           COMPLIANCE WITH POLICIES AND PROCEDURES.  During the period that Executive is employed with the Company hereunder, Executive shall adhere to the policies and standards of professionalism set forth in the Company’s Policies and Procedures applicable to all employees of the Company and its subsidiaries and/or affiliates as they may exist from time to time.

(i)            SURVIVAL OF PROVISIONS.  The obligations contained in this Section 3 shall, to the extent provided in this Section 3, survive the termination or expiration of Executive’s employment with the Company and, as applicable, shall be fully enforceable thereafter in accordance with the terms of this Agreement.  If it is determined by a court of competent jurisdiction that any restriction in this Section 3 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by applicable law.

4.                                       TERMINATION OF PRIOR AGREEMENTS.  This Agreement constitutes the entire agreement between the parties and, as of the Effective Date, terminates and supersedes any and all prior agreements and understandings (whether written or oral) between the parties with respect to the subject matter of this Agreement.  Executive acknowledges and agrees that neither the Company nor anyone acting on its behalf has made, and is not making, and in executing this Agreement, Executive has not relied upon, any representations, promises or inducements except to the extent the same is expressly set forth in this Agreement.

5.                                       ASSIGNMENT; SUCCESSORS.  This Agreement is personal in its nature and none of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided that  in the event of the merger, consolidation, transfer, or sale of all or substantially all of the assets of the Company (a “Transaction”) with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder, and in the event of any such assignment or Transaction, all references herein to the “Company” shall refer to the Company’s assignee or successor hereunder.

6.                                       WITHHOLDING.  The Company shall make such deductions and withhold such amounts from each payment and benefit made or provided to Executive hereunder, as may be required from time to time by applicable law, governmental regulation or order.

7.                                       HEADING REFERENCES.  Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.  References to “this Agreement” or the use of the term “hereof” shall refer to these Standard Terms and Conditions and the Employment Agreement attached hereto, taken as a whole.

8.                                       REMEDIES FOR BREACH.  Executive expressly agrees and understands that Executive will notify the Company in writing of any alleged breach of this Agreement by the Company, and the Company will have thirty (30) days from receipt of Executive’s notice to cure any such breach.  Executive expressly agrees and understands that in the event of any termination of Executive’s employment by the Company during the Term, the Company’s contractual obligations to Executive shall be fulfilled through compliance with its obligations under Section 1 of the Standard Terms and Conditions and, in the event of a termination of Executive’s employment by the Company following a Change of Control, Section 2 of the Standard Terms and Conditions.

                Executive expressly agrees and understands that the remedy at law for any breach by Executive of Section 3 of the Standard Terms and Conditions will be inadequate and that damages flowing from such breach are not usually susceptible to being measured in monetary terms.  Accordingly, it is acknowledged that, upon Executive’s violation of any provision of such Section 3, the Company shall be entitled to obtain from any court of competent jurisdiction immediate injunctive relief and obtain a temporary order restraining any threatened or further breach as well as an equitable accounting of all profits or benefits arising out of such violation.  Nothing shall be deemed to limit the Company’s remedies at law or in equity for any breach by Executive of any of the provisions of this Agreement, including Section 3, which may be pursued by or available to the Company.

9.                                       WAIVER; MODIFICATION.  Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.  This Agreement shall not be modified in any respect except by a writing executed by each party hereto.

10.                                 SEVERABILITY.  In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any law or public policy, only the portions of this Agreement that violate such law or public policy shall be stricken.  All portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect.  Further, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

11.                                 INDEMNIFICATION.  The Company shall indemnify and hold Executive harmless for acts and omissions in Executive’s capacity as an officer, director or employee of the Company and/or any of its subsidiaries to the maximum extent permitted under applicable law, including the advancement of fees and expenses; provided, however, that neither the Company, nor any of its subsidiaries or affiliates shall indemnify Executive for any losses incurred by Executive as a result of acts described in Section 1(c) of this Agreement.

[The Signature Page Follows]

ACKNOWLEDGED AND AGREED:

Date: August 25, 2008

INTERVAL LEISURE GROUP, INC.

/s/ Craig M. Nash
	By:	Craig M. Nash
	Title:	President and Chief Executive Officer

/s/ William L. Harvey
WILLIAM L. HARVEY